We consent to the incorporation by reference in the Registration Statements (Form S-8) and in related Prospectuses of our report dated March 20, 1997, with respect to the consolidated financial statements of SGI International, included in this Annual Report (Form 10-K) for the year ended Decmeber 31, 1996, filed with the Securities and Exchange Commission.


   /s/
ERNST & YOUNG


San Diego, Calfornia
March 30, 1998